Exhibit 10.21

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

LICENSE AGREEMENT

This License Agreement (including any exhibits attached hereto, this “Agreement”) is made and is effective this 18th day of September, 2018 (the “Effective Date”) between Century Therapeutics, Inc., a Delaware corporation (“Century”) having an address at 52 West 21st Street, Suite 408, New York, NY 10010 USA and FUJIFILM Cellular Dynamics Inc., a Wisconsin corporation (“CDI”) having an address at 525 Science Drive Madison, WI 53711 USA. Century and CDI are each referred to as a “Party” and collectively referred to as the “Parties.”

Recitals

WHEREAS, Century is a biotechnology company interested in development and commercialization of cancer immunotherapy products based on T cells, NK cells, dendritic cells, and macrophages derived from human iPSC (including TiPSC) exclusively manufactured by CDI;

WHEREAS, CDI possesses and controls certain patent rights and know-how related to (i) human iPSC exclusively manufactured by CDI (including TiPSC)-derived T cells, NK cells, dendritic cells, and macrophages and (ii) Licensed Products (as defined below) exclusively manufactured by CDI, subject to the terms of Section 3.7 below;

WHEREAS, Century wishes to obtain, and CDI wishes to grant to Century, an exclusive, non-transferable license under the Licensed Technology (as defined below) for the research, development and commercialization of the Licensed Products (as defined below) in the Territory (as defined below) within the Field (as defined below), with the right to grant sublicenses (through multiple tiers), in all cases subject to the terms and conditions of this Agreement;

WHEREAS, CDI wishes to obtain, and Century wishes to grant to CDI, (i) an exclusive, non-transferable license under the Century Licensed Technology (as defined below) for the research, development and commercialization of the Licensed Products outside the Territory within the Field, with the right to grant sublicenses (through multiple tiers), in all cases subject to the terms and conditions of this Agreement and (ii) a non-exclusive, non-transferable, worldwide sublicense under the Century Licensed Technology for the manufacture of the Licensed Products within the Field, with the right to grant sublicenses (through multiple tiers), in all cases subject to the terms and conditions of this Agreement;

NOW THEREFORE, CDI and Century, intending to be legally bound, agree as follows:

ARTICLE 1
Definitions

1.1        “Abandoned Indication” has the meaning set forth in Section 9.6.

1.2        “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.2, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.3           “Bankruptcy Code” has the meaning set forth in Section 2.9(a).

1.4           “BLA” means a Biologics License Application as defined in the United States Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder (21 C.F.R. §§ 314 et seq).

1.5           “Business Days” means a day that is not a Saturday, Sunday or a day on which banking institutions in Boston, Massachusetts or Wisconsin are authorized by Law to remain closed.

1.6           “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, however, that the first Calendar Year hereunder shall commence on the Effective Date and the final Calendar Year hereunder shall end on the effective date of termination or expiration of this Agreement.

1.7           “Century Know-How” means all Know-How owned or Controlled by Century or its Affiliates, subject to Section 10.3, (other than the Licensed Know-How) during the Term that is reasonably necessary to Exploit a Licensed Product.

1.8           “Century Licensed Technology” means Century Patent Rights and Century Know-How. For clarity, Century Licensed Technology includes (a) Improvements of the Licensed Technology owned or Controlled by Century or its Affiliates, (b) technologies of gene editing, targets & binders and switches and any other technologies that are reasonably necessary to Exploit a Licensed Product and owned or Controlled by Century or its Affiliates, and (c) Know-How or Patent Rights owned or Controlled by Century that otherwise cover a Licensed Product.

1.9           “Century Patent Rights” means all Patent Rights owned or Controlled by Century or its Affiliates, subject to Section 10.3, during the Term (other than the Licensed Patent Rights) that are reasonably necessary to Exploit a Licensed Product.

1.10         “cGMP” means current good manufacturing practices as required by the FDA under provisions of 21 C.F.R. Parts 210 and 211 and all applicable FDA rules, regulations, orders and guidances, or as otherwise required by applicable Laws.

1.11         “Commercialize” means to engage in any and all activities directed to transporting, storing, marketing, detailing, promoting, distributing, importing, exporting, using, offering to sell or selling a product.

1.12         “Commercially Reasonable Best Efforts” means efforts consistent with the efforts and resources as commonly used by a pharmaceutical or biotechnology company, as applicable, of comparable size and resources of such Party for a product at a similar stage of research, development or commercialization having similar product characteristics at a similar stage in its development or product life, taking into account relevant factors including patent coverage, relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of such product, the regulatory structure involved, the market potential of such product and other relevant factors, including comparative technical, legal, scientific, medical and/or economic factors, all as measured by the facts and circumstances in effect at the time when the relevant activities are conducted.

1.13         “Confidential Information” means any confidential or proprietary information furnished by one Party (or its Affiliate) to the other Party (or its Affiliate) in connection with this Agreement, whether during the Term or prior to the execution hereof as expressly specified below, provided that such information is (a) specifically designated as confidential at the time of disclosure or confirmed as confidential within ten (10) days of disclosure or (b) reasonably identifiable by an individual familiar with the industry as confidential or proprietary. Without limiting the generality of the foregoing, Confidential Information includes:

(a)          non-public information disclosed by Century to CDI in reports submitted by Century to CDI pursuant to Section 3.5;

(b)          non-public information disclosed by Century to CDI relating to patent application prosecution files for the Licensed Patent Rights;

(c)          any information that constitutes “Confidential Information” under that certain Mutual Non-disclosure Agreement, dated February 14, 2018, by and between CDI, Fujifilm and Versant Venture Management, LLC (“Versant”) (which for purposes of this Agreement, any “Confidential Information” of Versant shall be considered the Confidential Information of Century hereunder); and

(d)          the terms of this Agreement.

1.14         “Controlled” means, with respect to Patent Rights or Know-How as such relates to a Party, that such Party owns or has a license or sublicense to such Patent Rights or Know-How and has the legal right to grant a license or sublicense, including having received any necessary Third Party consents, to such Patent Rights or Know-How to the other Party as provided for in this Agreement, or has the ability to assign its right, title and interest in and to such Patent Rights or Know-How to the other Party, without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, with respect to any Patent Right or Know-How acquired or in-licensed for which a Party would be required to make payments to any Third Party in connection with the license or access granted to the other Party under this Agreement, such Patent Right or Know-How will only be treated as “Controlled” by the licensing Party pursuant to the terms of Section 2.3.

1.15         “Development” and “Developments” means (i) Derivative Materials; (ii) any inventions, discoveries or developments, whether patentable, that are conceived of, reduced to practice, discovered, tested or developed through the use of the inventions of WARF Patent Rights, Reprogrammed iPS Cells or Derivative Materials; and (iii) any compositions, products or other materials in which the Reprogrammed iPS Cells or Derivative Materials were used in any way in their discovery or testing.

1.16         “European Union” or “E.U.” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto, and includes, for purposes of this Agreement, Great Britain (whether Great Britain is a member of the E.U. or not).

1.17         “Exploit” or “Exploitation” means, with respect to a particular Licensed Product, to use, have used, manufacture, have manufactured, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported, including to research, develop, commercialize or otherwise exploit such Licensed Product.

1.18         “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.19         “Field” means any cancer immunotherapy use.

1.20         “Fujifilm” means Fujifilm Corporation.

1.21         “ICC” has the meaning set forth in Section 10.11(b).

1.22         “Improvements” means any Intellectual Property that is an improvement to then- existing Licensed Technology and is developed by either Party or Third Parties acting on their behalf while performing activities under this Agreement, and all intellectual property rights (including Patent Rights) thereto.

1.23         “IND” means an investigational new drug application with the FDA, or the equivalent application in any foreign jurisdiction filed with another Regulatory Authority.

1.24         “Indemnified Party” shall have the meaning set forth in Section 8.3.

1.25         “Indemnifying Party” shall have the meaning set forth in Section 8.3.

1.26         “Intellectual Property” means ideas, concepts, discoveries, inventions, developments, Know-How, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, electronic code, data and rights (whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

1.27         “Know-How” means any and all commercial, technical, regulatory, scientific and other know-how and information, knowledge, technology, materials (including biological and chemical materials), methods, processes, practices, standard operating procedures, formulae, instructions, skills, techniques, procedures, assay protocols, experiences, ideas, technical assistance, designs, drawings, assembly procedures, specifications, regulatory filings, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, regulatory, manufacturing and quality control data and know-how, including study designs and protocols), whether or not confidential, proprietary or patentable, in written, electronic or any other form.

1.28         “Law” means all laws, statutes, rules, codes, regulations, orders, judgments or ordinances applicable to a Party, this Agreement or the activities contemplated hereunder.

1.29         “Licensed Know-How” means all Know-How that is Owned or Controlled by CDI as of the Effective Date or during the Term that is reasonably necessary to Exploit a Licensed Product, including, without limitation, any Know-How set forth on Exhibit A. For clarity, Licensed Know-How shall not include any Know-How related to the reprogramming of human somatic cells to iPSCs.

1.30         “Licensed Patent Rights” means the Patent Rights Owned or Controlled by CDI as of the Effective Date or during the Term that are reasonably necessary to Exploit a Licensed Product, including, without limitation, any Patent Rights listed on Exhibit B. For clarity, Licensed Patent Rights shall not include any Patent Rights that are licensed to Century by CDI pursuant to the Reprogramming License.

1.31         “Licensed Product” means cancer immunotherapy products (for the treatment of cancer in humans) consisting of cells that are or are modifications of T cells, NK cells, dendritic cells, and macrophages derived from human iPSC (including TiPSC) exclusively manufactured by CDI. For the sake of clarity, such “modifications” exclude materials or substances extracted, isolated from, or secreted by, such modified or unmodified cells.

1.32         “Licensed Technology” means Licensed Patent Rights and Licensed Know-How. For clarity, Licensed Technology includes Improvements of the Century Technology Owned or Controlled by CDI.

1.33         “Non-Supply Event” means CDI or its Affiliate (i) does not supply at least [***] of the Licensed Products ordered by Century, its Affiliates and Sublicensees in accordance with the Supply Agreement and the finalized Development Plan or (ii) provides Century with written notice of its election not to manufacture or have manufactured the Licensed Products.

1.34         “Owned” means, with respect to Patent Rights or Know-How that a Person owns, solely or jointly, in each case with the ability to grant a right, license, or access to such material, information or Intellectual Property right to another Person on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any of such Person’s Affiliates and/or Third Party(ies). “Ownership” has the correlative meaning.

1.35         “Patent Rights” means with respect to any patents or patent applications, (a) such patents or patent applications; (b) patents issuing from such patent applications; (c) substitutions, divisionals, renewals, continuations or continuations-in-part (only to the extent of claims that are entitled to the priority date of the parent application); (d) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues and re-examinations; (e) other patents or patent applications claiming and entitled to claim priority to (i) such patents and patent applications specified in (a), (b), (c) or (d) or (ii) any patent or patent application from which such patents and patent applications specified in (a), (b), (c) or (d) claims and is entitled to claim priority; (f) all rights of priority attendant to such listed in (a) through (e); and (g) in each case of such patents and patent applications described in (a) through (e), including all counterparts and foreign equivalents thereof filed in any country, territory or jurisdiction in the world.

1.36         “Person” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including a Party, or any government or agency or political subdivision thereof.

1.37         “Phase 1 Clinical Trial” means, as to a specific Licensed Product, a human clinical trial of a product in any country designed to satisfy the requirements of 21 C.F.R. §312.21(a) as amended from time to time, and intended to determine metabolism and pharmacologic actions of a drug in humans, the side effects associated with increasing doses and, if possible, to gain early evidence of efficacy, or any comparable trial under applicable Laws in the United States or the corresponding regulation in jurisdictions other than the United States.

1.38         “Phase 2 Clinical Trial” means a clinical study of an investigational product in subjects with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, pharmacokinetics, pharmacodynamics, and dose finding information as described in 21 C.F.R. 312.21(b) as amended from time to time, or any comparable trial under applicable Laws in a country other than the United States including a human clinical trial that is also designed to satisfy the requirements of 21 C.F.R. 312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.21(b) (or corresponding foreign regulations).

1.39         “Prosecuting Party” has the meaning set forth in Section 5.2(d).

1.40         “Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to the applicable Patent Rights, the preparation, filing, prosecution and maintenance of such Patent Rights, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent Rights, together with the initiation or defense of interferences, the initiation or defense of oppositions, post grant review, and other similar proceedings with respect to the particular Patent Rights, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to Patent Rights.

1.41         “Regulatory Approval” means, with respect to a country or territory, the approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of Regulatory Authorities necessary for the commercialization of a pharmaceutical product in such country or territory, including, as applicable, approval of an BLA or comparable filing in the United States or approval of a comparable filing in any other country or jurisdiction.

1.42         “Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a product in the applicable country.

1.43         “Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to the Licensed Products and all data contained in any of the foregoing, including all INDs, Regulatory Approvals, regulatory drug lists, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files.

1.44         “Reprogramming License” means that certain agreement entered into between the Parties under which CDI grants a non-exclusive license to Century under patent rights in relation to reprogramming technology under the terms and conditions therein, as may be amended.

1.45         “SEC Filing” has the meaning set forth in Section 6.4(d).

1.46         “Sublicensee” has the meaning set forth in Section 2.5.

1.47         “Sublicensee Technology” has the meaning set forth in Section 2.5(e).

1.48         “Supply Agreement” has the meaning set forth in Section 3.7(a).

1.49         “Term” means the term of this Agreement as provided in Section 9.1.

1.50         “Territory” means worldwide, excluding Japan and any country(ies) eliminated from the Territory pursuant to Section 9.4.

1.51         “Third Party” means any Person other than a Party. For avoidance of doubt, Third Party will include each Party’s Affiliate in this Agreement.

1.52         “Third Party Licenses” has the meaning set forth in Section 2.3.

1.53         “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.54         “WARF” means Wisconsin Alumni Research Foundation.

1.55         “WARF License” means the License Agreement, dated as of June 6, 2012, between WARF and CDI, as amended.

1.56         “WARF Patent Rights” means the Patent Rights that are licensed to CDI by WARF under the WARF License.

ARTICLE 2
License Grants; Technology Transfer

2.1          License Grants to Century. Subject to the terms and conditions of this Agreement, CDI hereby grants to Century the following licenses:

(a)          an exclusive, non-transferable (except in accordance with Section 10.3), fully paid-up, sublicensable (with the ability to sublicense through multiple tiers) license under the Licensed Technology to Exploit the Licensed Products within the Field in the Territory. Notwithstanding any term or implication herein to the contrary and for the sake of clarity, the foregoing license excludes any license or right under the Licensed Patent Rights (i) to manufacture, have manufactured, sell, have sold, offer for sale or have offered for sale any product or service to any third party in furtherance of any research or development of a Licensed Product other than a Licensed Product that that is being researched, developed or commercialized by or on behalf of Century or its Affiliates or Sublicensees, or (ii) to grant any sublicense to any Third Party to manufacture, have manufactured, sell, have sold, offer for sale or have offered for sale any product or service to any other Third Party in furtherance of any research or development of a Licensed Product other than a Licensed Product that that is being researched, developed or commercialized by or on behalf of Century or its Affiliates or Sublicensees; and

(b)          an exclusive, non-transferable (except in accordance with Section 10.3), fully paid-up, license and right of reference, with the right to grant sublicenses through multiple tiers and further rights of reference, under any Regulatory Documentation Owned and Controlled by CDI at any time during the Term so long as CDI Owns or Controls such Regulatory Documentation, to Exploit the Licensed Products within the Field in the Territory.

2.2          License Grants to CDI. Subject to the terms and conditions of this Agreement, Century (on behalf of itself and its Affiliates) hereby grants to CDI the following licenses:

(a)          an exclusive (except with respect to Century pursuant to Section 2.6(b) hereof), non-transferable (except in accordance with Section 10.3), fully paid-up, sublicensable (with the ability to sublicense through multiple tiers) license under the Century Licensed Technology, to Exploit the Licensed Products in the Field outside the Territory or within the Territory for the Abandoned Indication;

(b)          an exclusive, non-transferable (except in accordance with Section 10.3), fully paid-up license and right of reference, with the right to grant sublicenses through multiple tiers and further rights of reference, under the Regulatory Documentation Controlled by Century or its Affiliates at any time during the Term to Exploit the Licensed Products in the Field outside the Territory or within the Territory for the Abandoned Indication; and

(c)          a fully paid-up, non-exclusive, non-transferable (except in accordance with Section 10.3), sublicensable (with the ability to sublicense through multiple tiers) worldwide license under the Century Licensed Technology, to manufacture the Licensed Products in the Field.

2.3          Third Party Licenses. The Parties acknowledge that each Party (a) as of the Effective Date may control Patent Rights or other Intellectual Property pursuant to an in-license from a Third Party and/or (b) may obtain licenses after the Effective Date to Patent Rights or other Intellectual Property of a Third Party, in each case, in order to Exploit the Licensed Products in the Field, with respect to Century, including but not limited to, licenses under technology of gene editing technology, targets and binders and switches, and which licenses include payments to such Third Party licensor for the rights to such Patent Rights or other Intellectual Property (each a “Third Party License”). In the event that either Party enters into a Third Party License at any time following the Effective Date or considers that a Third Party License that it entered into prior to the Effective Date is reasonably necessary to Exploit the Licensed Products in the Field, such Party (the “Executing Party”) will provide the other Party (the “Electing Party”) prompt written notice of such Third Party License. Following receipt of such notice, but in no event later than six (6) months thereafter, the Electing Party may elect, by providing written notice, to receive a license to Exploit the Licensed Products using such Third Party License in the Territory in the case of Century or outside of the Territory in the case of CDI. In the event the Electing Party elects to receive a license from the Executing Party to such Third Party License, then, prior to including the Patent Rights and Intellectual Property under such Third Party License hereunder, the Parties will agree on an equitable apportionment of any upfront or contingent payments paid by the Executing Party to the Third Party licensor to reflect the fair value attributable to the use of such Patent Rights and other Intellectual Property for the Exploitation of the Licensed Products in each Party’s territory. The Electing Party shall pay the Executing Party such apportioned amount within thirty (30) days of including such Patent Rights and Intellectual Property under such Third Party License hereunder, provided, however in the event CDI is the Electing Party the Parties shall negotiate and agree on the apportioned amount after CDI notifies Century in writing in accordance with Section 2.4 of its election to Exploit in the Field outside the Territory the Licensed Products that has met its primary endpoint(s) in a Phase 2 Clinical Trial. In addition, the Electing Party shall be responsible for any amounts, including any royalties, milestone payments or license fees, that become due during the Term as a result of the Electing Party’s Exploitation of the Licensed Products in its territory. Notwithstanding the foregoing, in no event will the Electing Party pay to or owe the Executing Party any markup or other amount in excess of the amount due to the Third Party by the Executing Party. Upon the Parties’ mutual agreement of such terms, such Patent Right or other Intellectual Property will be treated as “Controlled” by the Executing Party hereunder to the extent, and only to the extent that and for so long as, the Electing Party agrees and does pay to the Executing Party in accordance hereunder all such applicable payments to such Third Party licensor arising out of the grant and exercise of the license to the Electing Party hereunder.

2.4          Option to Exploit Proof-of-Concept Licensed Product Outside the Territory. During the Term, Century may provide CDI with written notice that a particular Licensed Product that Century is Exploiting in the Field in the Territory has met its primary endpoint(s) in a Phase 2 Clinical Trial. Following receipt of such notice, but in no event later than [***] thereafter, CDI may elect to Exploit such Licensed Product in the Field outside of the Territory by providing Century with written notice thereof. If CDI elects to Exploit such Licensed Product within the Field outside the Territory, the Parties shall negotiate in good faith the terms of such Exploitation of such Licensed Product within the Field outside the Territory or within the Territory for any Abandoned Indication, including the grant by Century to CDI of any licenses to any Patent Rights or Know-How owned or Controlled by Century or its Affiliates that cover such Licensed Product and are not otherwise licensed to CDI hereunder and any financial terms and payments owed to Century or its Affiliates for CDI’s use of such Patent Rights or Know-How. Upon the Parties’ mutual agreement of such terms, the Parties shall amend the applicable terms of this Agreement as necessary to permit CDI to Exploit such Licensed Product within the Field outside the Territory or within the Territory for any Abandoned Indication. If CDI does not elect to Exploit such Licensed Product in the Field outside the Territory within such [***] period, Century shall have the right to Exploit such Licensed Product within the Field outside of the Territory and the Parties shall amend the applicable terms of this Agreement as necessary to permit Century to Exploit such Licensed Product within the Field outside of the Territory; provided however, if Century discontinue the Exploitation of WARF Patent Rights and/or Developments, Century shall grant, and shall require its Sublicensee(s) to grant sublicenses, to practice and use of said Developments for commercial purpose.

2.5          Sublicensing

(a)          Each Party shall have the right to grant sublicenses under the licenses granted to it, with respect to Century under Section 2.1, and with respect to CDI under Section 2.2, in each case, to Third Parties (each, a “Sublicensee”) through multiple tiers; provided that any such sublicense granted to a Third Party shall be pursuant to a written agreement and each sublicense shall be subject to all relevant restrictions and limitations set forth in this Agreement. Each Party shall be responsible for each of its Sublicensees complying with all obligations of such Party under this Agreement that are applicable to sublicenses and any breach by a Sublicensee under any such sublicense shall be deemed to be a breach of such Party under this Agreement. Each Party shall notify the other Party in writing of the identity of Sublicensees without delay.

(b)         If this Agreement is terminated for any reason other than by a Party pursuant to Section 9.6, then, at the option of any Sublicensee of a terminating Party not in default of the applicable sublicense (or any provision of this Agreement applicable to such Sublicensee), a terminating Party shall use Commercially Best Efforts to execute a possible direct license arrangement with such Sublicensee under, and subject to the terms and conditions of, this Agreement.

(c)          Century shall use Commercially Reasonable Best Efforts to include in any sublicense by Century or any Affiliate of Century to a Third Party (or any further sublicenses by the applicable Sublicensee) of any rights granted by CDI under Section 2.1 that the Sublicensee will grant to Century licenses to any Sublicensee Technology and licenses and rights of reference under any Regulatory Documentation on terms that are substantially similar to the licenses granted by CDI to Century in Section 2.1 (but with respect to outside the Territory) (replacing all references to the “Territory” under Section 2.1 with “outside the Territory”), which license must be fully sublicensable to CDI (through multiple tiers) pursuant to the terms and conditions of this Agreement. In such event, such Sublicensee Technology will be deemed Century Licensed Technology hereunder and included within the licenses granted to CDI hereunder. Notwithstanding any provision to the contrary, in the event Century obtains from the Sublicensee (a) licenses to any and all Sublicensee Technology and (b) licenses and rights of reference under any Regulatory Documentation Owned or Controlled by Sublicensees (and its Affiliates), to Exploit the Licensed Products in the Field, Century shall ensure to make such licenses and rights sublicensable to CDI (through multiple tiers) to Exploit the Licensed Products in the Field outside the Territory.

(d)          CDI shall use Commercially Reasonable Best Efforts to include in any sublicense by CDI to a Third Party (or any further sublicenses by the applicable Sublicensee) of any rights granted by Century under Section 2.2 that the Sublicensee will grant to CDI licenses to any Sublicensee Technology and licenses and rights of reference under any Regulatory Documentation on terms that are substantially similar to the licenses granted by Century to CDI in Section 2.2 (but with respect to the Territory) (replacing all references to the “outside the Territory” with “Territory”), which license must be fully sublicensable to Century (through multiple tiers) pursuant to the terms and conditions of this Agreement. In such event, such Sublicensee Technology will be deemed Licensed Technology hereunder and included within the licenses granted to Century hereunder. Notwithstanding any provision to the contrary, in the event CDI will obtain from the Sublicensee (a) licenses to any and all Sublicensee Technology and (b) licenses and rights of reference under any Regulatory Documentation Owned or Controlled by Sublicensees (and its Affiliates), to Exploit the Licensed Products in the Field, CDI shall ensure to make such licenses and rights sublicensable to Century (through multiple tiers) to Exploit the Licensed Products in the Field in the Territory.

(e)          For purposes of Sections 2.5(c) and 2.5(d), “Sublicensee Technology” means any and all Know-How and Patent Rights that such Sublicensee (and its Affiliates) controls by way of developing, generating, or inventing during the term of the applicable sublicense agreement in the course of activities for the Exploitation of the Licensed Products or otherwise in the exercise of the sublicensed rights thereunder and that are necessary or useful for the Exploitation of the Licensed Products in the Field. For the avoidance of doubt Sublicensee Technology includes Patent Rights that will be issued based on Know-How that is acquired by Sublicensee (and its Affiliates) by way of developing, generating, or inventing during the term of the applicable sublicense agreement in the course of activities for the Exploitation of the Licensed Products or otherwise in the exercise of the sublicensed rights during the term of the applicable sublicense agreement.

2.6          Retained Rights.

(a)          For the avoidance of doubt, CDI retains the right to use and practice the Licensed Technology (i) to Exploit the Licensed Products in the Field outside the Territory, (ii) to Exploit the Licensed Products outside the Field and (iii) to manufacture and have manufactured the Licensed Products in the Field anywhere in the world.

(b)         Notwithstanding the rights granted to CDI in Section 2.2, Century shall retain, and have the right to sublicense (through multiple tiers) to Century’s Affiliates and Third Parties, the right to conduct or have conducted clinical trials of Licensed Products in the Territory for the purposes of Exploitation of Licensed Products within the Field in the Territory. CDI shall work in good faith to discuss Century’s request concerning the development plan outside the Territory for the Licensed Products in the Territory.

2.7          Technical Support. Each Party shall, or shall cause its Affiliates to, use Commercially Reasonable Best Efforts to provide the other Party (including such other Party’s Affiliates) with the necessary technical support and transfer of Century Know How or Licensed Know-How or Regulatory Documentation where necessary to allow such Party to Exploit the Licensed Products in the Field in its respective territory pursuant to this Agreement. Further, CDI expressly agrees that Century shall have the right to reference any drug master files (or equivalent information as required by a Regulatory Authority) maintained, or that at any time during the Term become maintained, by CDI in the ordinary course of business relating to the Licensed Technology insofar as such information is necessary in connection with obtaining any Regulatory Approval for Licensed Products in the Field in the Territory. Century expressly agrees that CDI shall have the right to reference any drug master files (or equivalent information as required by a Regulatory Authority) maintained, or that at any time during the Term become maintained, by Century and its Affiliates and their respective Sublicensees in the ordinary course of business relating to the Century Licensed Technology insofar as such information is necessary in connection with obtaining any Regulatory Approval for Licensed Products in the Field outside the Territory.

2.8          No Implied License. Except as explicitly set forth in this Agreement, neither Party shall acquire any license, intellectual property interest or other rights, by implication or otherwise, in any Know-How or under any Patent Rights Owned or Controlled by the other Party or its Affiliates.

2.9          Section 365(n) of the Bankruptcy Code.

(a)          All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended or any comparable Law outside the United States (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101 (35A) of the Bankruptcy Code. Each licensing Party agrees that a licensed Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Law outside the United States that provide similar protection for “intellectual property.” Any agreement supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

(b)         In the event that, as a result of bankruptcy, insolvency, or other similar proceeding by or against a licensing Party excluding any rehabilitation or reorganization proceedings or other similar proceedings by or against a licensing Party, a licensed Party is unable to obtain or retain the licenses set forth in Section 2.1 or Section 2.2 of this Agreement, as the case may be under Section 365(n) of the Bankruptcy Code or provisions of the applicable federal, state or foreign law analogous to Section 365(n) of the Bankruptcy Code, the licensed Party shall have a right to purchase the licensing Party’s right, title and interest in and to Licensed Technology or Century Licensed Technology, as the case may be, at fair market value, provided that the licensed Party gives the licensing Party written notice of such intention no later than four (4) weeks after the licensed Party becomes aware of the commencement of such bankruptcy proceeding. The fair market value of the Licensed Technology or Century Licensed Technology, as the case may be shall be determined by an assessment made by a mutually agreed upon third party, or, if the Parties do not agree within thirty (30) days of the licensed Party’s written notice, a third party reasonably selected by the licensed Party with a background in conducting such assessments subject to the proceedings by or against a licensing Party. The costs of any such assessment shall be borne equally by the Parties.

ARTICLE 3
Development, Commercialization and Manufacture

3.1          General. Century shall be solely responsible for developing, preparing any and all regulatory filings for, obtaining Regulatory Approval of, and commercializing Licensed Products in the Field and in the Territory, in its sole discretion.

3.2          Diligence.

(a)          Century shall use Commercially Reasonable Best Efforts, or shall cause one or more of its Affiliates and Sublicensees to use Commercially Reasonable Best Efforts, to [***]. Without limiting the foregoing, Century shall use Commercially Reasonable Best Efforts to develop, seek Regulatory Approval of and commercialize at least one (1) Licensed Product in the Territory and for the Field.

(b)         In the event CDI notifies Century of its election to Exploit the Licensed Product in the Field outside of the Territory in accordance with Section 2.4, CDI shall use Commercially Reasonable Best Efforts to develop, seek Regulatory Approval of and commercialize [***].

(c)          Upon receipt by either Party of a bona fide term sheet from a Third Party for a license or a collaborative development program with respect to a Licensed Product in a particular indication in the Field in such Party’s respective territory, if such Party is not then Exploiting the Licensed Product in such indication, then such Party agrees to either (i) enter into good faith negotiations with such Third Party with respect to sublicense under Section 2.5 or with respect to collaborative development program with CDI or (ii) initiate an internal program for the Licensed Product in the particular indication in the Field in such Party’s territory.

3.3          Development Plan. Within ninety (90) days following the Series A financing of Century, Century shall create a first draft of a development plan (including a manufacturing plan and a collaboration program ) for the Licensed Products (each, a “Development Plan”) that describes, on a Calendar Year basis, (a) the proposed overall development program and objectives for Licensed Products in the Territory and for the Field; (b) the anticipated timelines for such development activities; (c) the materials to be transferred by the Parties for the performance of the development program; (d) the respective roles and responsibilities of each Party in connection with such activities. CDI and its Affiliates shall be given reasonably adequate time to review and comment upon the Development Plan before such Development Plan is finalized and for clarity, any final Development Plan shall include a manufacturing plan and a collaboration program for the Licensed Products in sufficient detail to enable the Parties to discuss contract manufacturing and development arrangements as soon as practicable following the Effective Date. Century shall consider in good faith any comments to the Development Plan received by CDI or its Affiliates. Notwithstanding anything to the contrary herein, Century shall have the final decision-making authority with respect to the Development Plan and the performance of any activities therein; provided that, Century will communicate to CDI any material amendments to the Development Plan and upon CDI’s request, Century will provide to CDI the rationale for such amendments.

3.4          JSC. The Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”), that shall be purely advisory and shall be comprised of equal number of representatives of each Party. The JSC shall (a) discuss the allocation of responsibilities for activities within the Development Plan (including collaboration program) and the design and coordination of such activities; (b) discuss any potential TiPSC Lines that may come into existence during the Term; and (c) encourage and facilitate cooperation and communication between the Parties with respect to the Development Plan. The JSC shall be held at least twice in a Calendar Year.

3.5          Progress Reports. Century shall provide, within sixty (60) days after the end of each Calendar Year, a status progress report to CDI that summarizes the status of Century’s research, development and Commercialization efforts and activities with respect to Licensed Products during such Calendar Year.

3.6          Compliance. Each Party shall, and shall ensure that its Affiliates and Sublicensees, and its and their subcontractors, conduct all development, manufacture and Commercialization of Licensed Products in compliance with all applicable Laws.

3.7          Manufacturing.

(a)          Subject to this Section 3.7(a), during the Term, CDI (and its Affiliates) shall have the exclusive right to manufacture and supply human iPSC (including TiPSC) and the Licensed Products to Century, its Affiliates and Sublicensees for [***] beginning on the Effective Date. If at any time following [***] of the Effective Date, Century wishes to have a Third Party manufacture human iPSC (including TiPSC), Century shall discuss with CDI in good faith the possibility of using such Third Party to manufacture human iPSC (including TiPSC), provided that Century shall have the sole discretion to determine whether to use CDI or such Third Party for such manufacture of iPSC (including TiPSC). In the event that Century elects to use a Third Party manufacturer, CDI hereby agrees to amend the terms of this Agreement for no additional consideration under this Agreement and without delay to provide Century, its Affiliates and Sublicensees with the necessary licenses under the Licensed Technology for the Exploitation of such products, including amending the definition of “Licensed Product” to remove the limitation that iPSC be exclusive manufactured by CDI. The Parties shall negotiate in good faith as soon as reasonably practical the terms of a manufacturing and supply agreement under which CDI or its Affiliate would itself manufacture and supply human iPSC (including TiPSC) and CDI and/or its Affiliates or contractors would manufacture and supply the Licensed Products to Century, its Affiliates and Sublicensees (a “Supply Agreement”) and the terms of a quality agreement which would provide the responsibilities of Century and CDI or its Affiliates for quality assurance of human iPSC (including TiPSC) and the Licensed Products referenced in the Supply Agreement (a “Quality Agreement”).

(b)          The Supply Agreement and Quality Agreement shall each contain terms and conditions that are commercially reasonable given the terms of the Parties’ collaboration under this Agreement, including manufacturing capacity, quantity, forecasting, timeliness of delivery, quality, cost, and failure of supply that are consistent with prevailing industry standards for Third Party contract manufacturing agreements for comparable products.

(c)          The Supply Agreement shall provide:

(i)           CDI’s (and its Affiliates) exclusive right to manufacture and supply human iPSC (including TiPSC) and the Licensed Products to Century, its Affiliates and Sublicensees;

(ii)          obligations of CDI (or its Affiliates or contractors) to perform manufacturing activities in a good scientific manner and in compliance in all material respects with all applicable Law; and

(iii)         Century’s ability to manufacture by itself or through its Affiliate, or to grant to a Third Party manufacturer, excluding any manufacturer set forth on Schedule 3.7(a), (a “Century CMO”) the right to manufacture, the Licensed Products in minimal quantities necessary to prevent a supply interruption in the event of a Non-Supply Event and for such purposes CDI’s transfer of the Licensed Technology to Century or its Affiliate or such Third Party manufacturer, upon Century’s request. Details of the technology transfer provided by CDI will be set forth in the Supply Agreement.

ARTICLE 4
Payment Terms

4.1          Consideration. In consideration of the rights and licenses granted to Century herein, Century shall issue to CDI 7,500,000 shares of Common Stock of Century, $0.0001 par value per share (the “Common Stock”), which such issuance shall take place on the Closing Date, as defined in the stock purchase agreement as to the Common Stock to be entered into between the Parties (“Common Stock Purchase Agreement”). The detailed terms and conditions of CDI’s subscription of the Common Stock are set forth in the Common Stock Purchase Agreement and the Subscription Agreement that the Parties and Versant entered into on the Effective Date.

ARTICLE 5
Intellectual Property Protection and Related Matters

5.1          Ownership. As between the Parties, each Party or its Affiliates shall solely own all Intellectual Property, including Patent Rights related thereto, made, conceived, reduced to practice, or otherwise discovered, whether prior to, on or after the Effective Date, solely by employees, agents and consultants of such Party or its Affiliates. For purposes of determining ownership under this Section 5.1, inventorship shall be determined in accordance with the rules of inventorship under U.S. patent laws, subject to applicable mandatory Law.

5.2          Prosecution and Maintenance of Licensed Patent Rights.

(a)          As of the Effective Date, CDI shall have the first right to Prosecute and Maintain all Licensed Patent Rights worldwide within the Field; provided that, subject to Section 5.2(b), CDI shall consult with and take into good-faith consideration reasonably in advance any comments from Century with respect to such Prosecution and Maintenance, provided further that Century shall respond to CDI’s request for consultation in a timely and diligent manner. CDI shall pursue in good faith all reasonable claims requested by Century in the prosecution of any Licensed Patent Rights in the Territory. In the event CDI fails or chooses not to Prosecute or Maintain any Licensed Patent Rights in a country within the Field, CDI shall provide Century written notice of such decision at least thirty (30) days before any deadline for taking action to avoid abandonment (or other loss of rights) of such Licensed Patent Rights within the Field and Century shall have the right, but not the obligation, in its sole discretion, to Prosecute and Maintain such Licensed Patent Rights in such country within the Field at its own expense.

(b)         With respect to the Prosecution and Maintenance of any Licensed Patent Rights by CDI, CDI shall: (i) choose patent counsel reasonably acceptable to the other Party; (ii) instruct such patent counsel to furnish Century with copies of all correspondence relating to the Licensed Patent Rights within the Field received from the United States Patent and Trademark Office and any other patent office promptly after receipt; (iii) instruct such patent counsel to furnish Century with copies of all correspondence relating to the Licensed Patent Rights within the Field sent to the United States Patent and Trademark Office and any other patent office promptly after it is sent; and (iv) instruct such patent counsel to furnish Century with copies of all proposed filings or other correspondence to the United States Patent and Trademark Office and any other patent office in advance of such filing to permit Century a reasonable opportunity to review and comment on such response. CDI shall include any reasonable and timely comments from Century with respect to the Prosecution and Maintenance of the applicable Licensed Patent Rights within the Field within the Territory and shall instruct its patent counsel to do so. Further, CDI shall permit Century to directly communicate with the its patent counsel so long as CDI is copied in all important communication and shall not unreasonably refuse to implement any reasonable and timely comment provided by Century to the extent they relate to any Licensed Patent Rights within the Field within the Territory, or any claims therein, that cover the Licensed Products in the Field. For the avoidance of doubt, this Section 5.2(b) shall not apply with respect to Century in the event Century controls the Prosecution and Maintenance as a result of CDI’s failure or election not to Prosecute and Maintain such Licensed Patent Rights within the Field within the Territory pursuant to Section 5.2(a).

(c)          Both Parties shall reasonably cooperate with each other and patent counsel in Prosecution and Maintenance of the Licensed Patent Rights in all countries within the Field, including, as reasonably requested, (i) providing patent counsel with data and other information as appropriate with respect thereto, (ii) providing any necessary powers of attorney (including limited powers of attorney) and (iii) executing any other required documents or instruments for such Prosecution and Maintenance.

(d)          The Party controlling the Prosecution and Maintenance of the applicable Licensed Patent Rights within the Field in accordance with Section 5.2(a) or 5.2(b), as applicable, is referred to as the “Prosecuting Party”. The Parties shall be equally responsible for the out-of-pocket costs for the Prosecution and Maintenance of all Licensed Patent Rights within the Field. For clarity, such expenses shall not include any expenses of the other Party incurred by such other Party in connection with (a) its reasonable and timely comment on patent prosecution, (b) its rights to undertake enforcement actions, or (c) any actions undertaken by such other Party other than at the Prosecuting Party’s request. The Prosecuting Party also agrees not to knowingly take any action to materially diminish the value of the Licensed Patent Rights within the Field.

5.3          Third Party Infringement.

(a)          Each Party shall notify the other Party promptly of any knowledge it acquires of any actual or potential infringements of the Licensed Patent Rights with respect to any activities of a Third Party in the Field in any country in the world and shall provide the other Party with all available evidence regarding such known or suspected infringement or unauthorized use.

(b)          Sole Right of Enforcement. Century shall have the first right, but not the obligation, to initiate a lawsuit or take other reasonable action to enforce the Licensed Patent Rights, in each case solely in the case of infringement or unauthorized use or misappropriation related to a Licensed Product in the Field within the Territory, or the manufacture, use, sale or import thereof, in the Field within the Territory; provided that Century shall not take any action or settle any suit that materially affects the scope and validity of the Licensed Patent Rights without the prior written approval of CDI (such consent not to be unreasonably withheld, conditioned or delayed). CDI shall cooperate fully in the prosecution of any such suit or action as may be reasonably requested by Century, including joining any action as party-plaintiff if required by law, regulation or court or administrative order; provided that Century shall promptly reimburse all costs (including reasonable counsel fees and expenses) actually incurred by CDI in connection with such cooperation. Century shall have the sole and exclusive right to select counsel for any suit or action initiated by it pursuant to this Section 5.3(b) and shall bear its own costs incurred in any such suit or action, including the fees and expenses of the counsel selected by it. Any amount recovered in any suit or action or settlement of any such suit or action brought by Century pursuant to this Section 5.3(b) shall be allocated to Century. If Century fails to initiate any law suit or take other reasonable action to enforce the Licensed Patent Rights within (A) one hundred eighty (180) days following the notice of alleged infringement, unauthorized use or misappropriation or (B) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such action, whichever comes first, CDI shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and Century shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Any amount recovered in any suit or action or settlement of any such suit or action brought by CDI pursuant to this Section 5.3(b) shall be allocated to CDI.

5.4          Patent Invalidity Claim. During the Term, each Party shall promptly notify the other Party in the event of any legal or administrative action by any Third Party against a Licensed Patent Right of which such Party becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding or similar proceeding. To the extent such action is in connection with an enforcement of such Patent Right under Section 5.3, Century’s rights with respect to defending any such Patent Right in any such proceeding shall correspond to those set forth in Section 5.3, and the non-enforcing Party, shall cooperate fully with the enforcing Party in preparing and formulating a response to such legal or administrative action.

5.5          Patent Term Extensions. Century shall have the sole right to obtain patent term extensions or supplemental protection certificates or their equivalents with respect to any Licensed Product in the Field, including with respect to any Licensed Patent Right in the Territory and CDI shall reasonably cooperate with Century in connection therewith. CDI shall have the sole right to obtain patent term extensions or supplemental protection certificates or their equivalents with respect to any Licensed Patent Right in any country worldwide, and Century shall reasonably cooperate with CDI in connection therewith.

5.6          Patent Marking. Century shall comply with the patent marking statutes in each country in which Licensed Products are sold by or on behalf of Century and/or its Affiliates or Sublicensees.

5.7          Third Party Licenses. To the extent either Party has any right to Prosecute and Maintain or enforce any Patent Rights or otherwise be involved in such activities (including the right to decide on matters related to patent term extensions) pursuant to a Third Party License, such Party shall exercise such rights in accordance consistent with this Article 5. To the extent that a Third Party licensor of a Party has retained any right to Prosecute and Maintain or enforce any Patent Rights or otherwise be involved in such activities (including the right to decide on matters related to patent term extensions) pursuant to a Third Party License, such Party will use Commercially Reasonable Best Efforts to cause such Third Party licensor to take the actions (or refrain from taking action, as applicable) consistent with this Article 5.

ARTICLE 6
Confidentiality

6.1          Confidential Obligations. Each Party shall (a) maintain in strict confidence the Confidential Information of the other Party to the same extent such Party maintains its own confidential information, but in no event less than a reasonable degree of care, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party (except as permitted pursuant to Section 6.3 below), and (c) not use such Confidential Information for any purpose except those expressly permitted by this Agreement. The obligations of confidentiality, non-disclosure and non-use under this Section 6.1 shall be in full force during the Term and for a period of [***] thereafter. Each Party, upon the request of the other Party, will return all copies of or destroy (and certify such destruction in writing) the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided, however that a Party may retain (i) Confidential Information of the other Party which expressly survives such termination pursuant to this Agreement, and (ii) one (1) copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof; provided, further, that a Party is not required to return or destroy

Confidential Information contained in electronic back-ups unless and until such Confidential Information is accessed.

6.2          Exceptions to Confidentiality. Notwithstanding the foregoing, the obligations of confidentiality set forth in Section 6.1 shall not apply to information that, in each case as demonstrated by competent written documentation:

(a)         is publicly disclosed or made generally available to the public by the disclosing Party, either before or after it becomes known to the receiving Party;

(b)         was known to the receiving Party, without any obligation to keep it confidential, prior to the date of first disclosure by the disclosing Party to the receiving Party, as shown by the receiving Party’s files and records;

(c)         is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential and without a breach of such Third Party’s obligations of confidentiality;

(d)         has been publicly disclosed or made generally available to the public other than through any act or omission of the receiving Party or its Affiliates or their subcontractors or Sublicensees in breach of this Agreement;

(e)         has been independently developed by the receiving Party without the aid, application or use of the disclosing Party’s Confidential Information (the competent written proof of which must be contemporaneous with such independent development); or

(f)          to WARF to the extent necessary to perform CDI’s obligations under the WARF License Agreement.

6.3          Authorized Disclosure. Notwithstanding Section 6.1, a Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)         Prosecuting and Maintaining Patent Rights in accordance with this Agreement; provided that the non-filing Party whose Confidential Information is being disclosed is given a reasonable opportunity to review the proposed disclosure of such Confidential Information and the filing Party considers in good faith any comments provided by the non-filing Party;

(b)         communicating and making filings with Regulatory Authorities or otherwise complying with applicable Laws or submitting information to tax or other governmental authorities; provided that if a Party is required by Law to make any public disclosure of Confidential Information of the other Party, to the extent it may legally do so, it will give reasonable advance written notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise), and shall disclose only that portion of the Confidential Information which is legally required to be disclosed;

(c)          for Regulatory Approval of Licensed Products or to research, develop, make, have made, use, have used, offer to sell, sell, import, export, Commercialize or otherwise exploit Licensed Products in accordance with this Agreement;

(d)         subject to Section 6.4(b), to its Affiliates, and to prospective and actual acquirers, lenders, licensees, and sublicensees, and to each of their employees, consultants, contractors, agents, accountants, lawyers, advisors, investors and underwriters, in each case only on a need to know basis, each of whom, in the case of Third Parties, prior to disclosure must be bound by written or professional ethical obligations of confidentiality and non-use equivalent in scope to those set forth in this Article 6 and a disclosing Party shall be responsible for any breach of confidentiality by a receiving Party under this Section 6.3(d), including Century CMO; or

(e)          to the extent mutually agreed to in writing by the Parties.

6.4          Press Releases and Other Permitted Disclosures.

(a)          CDI and Century each agree not to disclose any of the terms and conditions of this Agreement to any Third Party, except as described below in this Section 6.4 or as otherwise agreed in writing by the Parties. The Parties have agreed on a press release to be issued by each Party announcing this Agreement after the Effective Date in substantially the form set forth in Exhibit D; provided that the timing of the publication and release of such press release is in the sole discretion of an announcing Party. Each Party shall have the right to disclose the existence of this Agreement, including that the fact that such Party has received a license to the other Party’s Licensed Technology or Century Technology, as applicable without disclosing the Licensed Know-How or Century Know-How. Subject to the other provisions of this Agreement, no other press release, public statement or public disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party without the prior written approval of the other Party. If disclosure of the terms and conditions of this Agreement or its filing publicly is required by applicable Law or applicable stock exchange regulation, or by order or other ruling of a competent court or governmental authority, as set forth in Section 6.4(d), then CDI or Century or its respective Affiliates, as the case may be, may also disclose such terms or this Agreement in a public statement or disclosure subject to Section 6.3(b). Once any public statement or public disclosure has been approved in accordance with this Section 6.4, then either Party may appropriately communicate information contained in such permitted statement or disclosure.

(b)          Century may disclose the terms and conditions of this Agreement to (i) its Affiliates, employees, consultants, agents or professional advisors (including attorneys, accountants and actual and prospective investment bankers), (ii) actual or potential investors, lenders, Sublicensees, licensees, licensors or collaborators, or (iii) acquirers or merger partners that have entered into a letter of intent or are actively negotiating a definitive acquisition or merger agreement with Century; in each case under the foregoing clause (i), (ii) or (iii), under obligations of confidentiality at least as restrictive as those set forth herein, and solely in connection with Century performing its obligations or exercising its rights under this Agreement or for the purpose of assisting the recipient with evaluating and entering into a transaction with Century.

(c)          CDI may disclose the terms and conditions of this Agreement to (i) its Affiliates, employees, consultants, agents or professional advisors (including attorneys, accountants and actual and prospective investment bankers), (ii) WARF, (iii) actual or potential investors, lenders or licensees, or (iv) acquirers or merger partners that have entered into a letter of intent or are actively negotiating a definitive acquisition or merger agreement with CDI; in each case under the foregoing clause (i), (ii) (iii) or (iv), under obligations of confidentiality at least as restrictive as those set forth herein, and solely in connection with CDI performing its obligations or exercising its rights under this Agreement or for the purpose of assisting the recipient with evaluating and entering into a transaction with CDI; provided, however, that CDI shall redact financial terms from any such disclosure made to any actual or potential licensee.

(d)         Notwithstanding the foregoing provisions of this Article 6, a Party or its Affiliates may disclose the existence and terms of this Agreement or the Confidential Information of the other Party where required, as reasonably determined by the legal counsel of the disclosing party, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court or other governmental authority, although, to the extent practicable, the other Party shall be given at least five (5) Business Days advance written notice of any such legally required disclosure to comment and the disclosing party shall reasonably consider such comments provided by such other Party on the proposed disclosure. In case either Party or its Affiliates is obliged to publicly disclose or file this Agreement as a “material agreement” in accordance with applicable Law or applicable stock exchange regulations (“SEC Filing”), this Agreement shall be redacted by the filing party to the extent permissible upon the reasonably advice of legal counsel, and the filing party shall provide the other Party a copy of such redacted agreement in advance of such SEC Filing to give reasonable opportunity the other Party to review and comment on the scope of such redaction in consultation with their own counsel; provided that the filing arty shall consider in good faith any comments provided by such other Party.

ARTICLE 7
Representations, Warranties and Covenants

7.1          Representations of Authority. Each Party represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

7.2          Consents. Each Party represents and warrants that as of the Effective Date all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

7.3          No Conflict. Each Party represents and warrants that, as of the Effective Date, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable Laws and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Effective Date.

7.4          Employee, Consultant and Advisor Obligations. Each Party represents and warrants that, as of the Effective Date, each of its and its Affiliates’ employees, consultants and advisors has executed an agreement or has an existing obligation under law obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Article 6.

7.5          Intellectual Property.

(a)          Each Party represents and warrants to the other Party that (i) it owns or Controls the entire right, title and interest in and to the Licensed Patent Rights or Century Patent Rights, as the case may be, free and clear of all liens, charges and encumbrances, (ii) it has the right to grant to the other Party the rights and licenses under the Licensed Patent Rights and Century Patent Rights granted in this Agreement and has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in such Patent Rights in any manner inconsistent with the terms hereof, and will not take any of the foregoing actions in any manner inconsistent with the terms hereof, (iii) none of the Licensed Patent Rights or Century Patent Rights was fraudulently procured from the relevant governmental patent granting authority, (iv) as of the Effective Date, there is no claim or demand of any Person pertaining to, or any proceeding which is pending or threatened, that asserts the invalidity, misuse or unenforceability of the Licensed Patent Rights or Century Patent Rights or challenges its ownership of such Patent Rights or makes any adverse claim with respect thereto, including any claim that such Patent Rights infringe or misappropriate Intellectual Property of any Third Party, and, to the knowledge of such Party (without any duty to investigate), there is no basis for any such claim, demand or proceeding, (v) to the knowledge of such Party (without any duty to investigate), as of the Effective Date, the Licensed Patent Rights or Century Patent Rights are not being infringed by any Third Party, (vi) the Licensed Patent Rights or Century Patent Rights include all Patent Rights that are owned or exclusively licensed by it as of the Effective Date and (vii) none of its Affiliates own or control, as of the Effective Date, any Patent Rights pertaining to differentiation of human iPSC that are reasonably necessary to Exploit a Licensed Product.

(b)         During the Term, each Party shall retain and maintain sufficient legal or beneficial title and ownership of, or sufficient license rights under, any Licensed Patent Rights or Century Patent Rights to enable such Party to grant the licenses and rights to such Patent Rights that would be granted to the other Party under, and as reasonably necessary to practice, such Patent Rights in accordance with the license to be granted under this Agreement. Neither Party shall, during the Term, sell, assign, transfer, license, pledge, fail to maintain control of, otherwise dispose of, or grant any option or other right, title or interest in to or under, or incur any lien or encumbrance on, any Licensed Patent Rights or Century Patent Rights, or respective rights and licenses under this Agreement as the case may be. Notwithstanding any provision to the contrary, a Party may sell, assign, transfer, license, pledge, fail to maintain control of, otherwise dispose of, or grant any option or other right, title or interest in to or under, or incur any lien or encumbrance on, any Patent Rights licensed under this Agreement to any Affiliate of such Party so long as such Party’s obligations as licensor remains unchanged under this Agreement and its

Affiliate shall become jointly and severally responsible as a licensor together with such Party under this Agreement.

(c)          If During the Term, CDI develops, conceives, generates any Intellectual Property pertaining to differentiation of human iPSC that are reasonably necessary to Exploit the Licensed Products, CDI shall maintain Control over such Intellectual Property and shall not transfer, assign or license such Intellectual Property to an Affiliate of CDI or to any third party without the prior consent of Century.

7.6          No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 8
Indemnification; Insurance; and Limitation on Damages

8.1          By Century. Century agrees to defend CDI, its Affiliates and their respective directors, officers, employees, consultants and agents at Century’s cost and expense, and shall indemnify and hold harmless CDI and its Affiliates and their respective directors, officers, employees, consultants and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party (excluding any Affiliate) claim, suit, action or demand relating to (a) any breach by Century of any of its representations, warranties or obligations pursuant to this Agreement, (b) personal injury, property damage or other damage resulting from the Exploitation of Licensed Products in the Field within the Territory by or on behalf of Century or its Affiliates or Sublicensees or (c) the willful misconduct or grossly negligent acts of Century, its Affiliates, subcontractors, licensee or Sublicensees (excluding CDI and its Affiliates as licensees or Sublicensees of Century hereunder); excluding, in each case (a), (b) and (c), any damages or other amounts for which CDI has an obligation to indemnify Century pursuant to Section 8.2, as to which damages or amounts each Party shall indemnify the other to the extent of their respective liability for such damages or amounts.

8.2          By CDI. CDI agrees to defend Century, its Affiliates and their respective directors, officers, employees, consultants and agents at CDI’s cost and expense, and shall indemnify and hold harmless Century and its Affiliates and their respective directors, officers, employees, consultants and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party (excluding any Affiliate) claim, suit, action or demand relating to (a) any breach by CDI of any of its representations, warranties or obligations pursuant to this Agreement, (b) personal injury, property, damage or other damage resulting from the Exploitation of Licensed Products in the Field outside the Territory by or on behalf of CDI, its Affiliates or Sublicensees or (c) the willful misconduct or grossly negligent acts of CDI, its Affiliates, subcontractors, licensee or Sublicensees (excluding Century and its Affiliates as licensees or Sublicensees to CDI hereunder); excluding, in each case (a), (b) and (c), any damages or other amounts for which Century has an obligations to indemnify CDI pursuant to Section 8.1, as to which damages or amounts each Party shall indemnify the other to the extent of their respective liability for such damages or amounts.

8.3          Procedures. A Person entitled to indemnification under this Article 8 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of any claim, suit, action or demand for which indemnification is sought under this Agreement; provided, however, that no delay or failure on the part of an Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such claim, suit, action or demand with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein with counsel of its own choosing at its own expense; provided that, the Indemnified Party shall have the right to retain its own counsel, at the expense of the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Indemnified Party and any other party represented by such counsel. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.

8.4          Insurance. Each Party shall procure and maintain insurance or self-insurance, including general liability insurance and, starting at the time at which a Licensed Product first enters clinical testing in human subjects by or on behalf of Century or its Affiliates or Sublicensees, product liability insurance, in each case adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated, which insurance shall identify the other Party as an additional insured starting at the time at which a Licensed Product first enters clinical testing in human subjects by or on behalf of Century or its Affiliates or Sublicensees. It is understood that any such insurance shall not be construed to create a limit of each Party’s liability with respect to its indemnification obligations under this Article 8. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which could adversely affect rights hereunder.

8.5          No Consequential or Punitive Damages. EXCEPT WITH RESPECT TO (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS, SUITS, ACTIONS OR DEMANDS, (B) A BREACH OF ARTICLES 2.5(c) or 3.7(a) OR (C) A BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS OF ARTICLE 6, NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES,

INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

8.6          Limitation of CDI’s Liability. CDI’s liability for any damages arising out of or related to this Article 8 shall under no circumstances exceed [***] US dollars.

ARTICLE 9
Term and Termination

9.1          Term. This Agreement shall become effective as of the Effective Date and shall otherwise remain in effect, unless terminated as set forth in this Article 9 (the “Term”).

9.2          Termination for Material Breach.

(a)          Any failure by a Party (the “Breaching Party”) to comply with any of its material obligations contained in this Agreement (such failure, a “Material Breach”) shall entitle the other Party (the “Non-Breaching Party”) to give to the Breaching Party written notice specifying the nature of the Material Breach, requiring the Breaching Party to cure such Material Breach.

(b)          If such Material Breach is not cured within sixty (60) days after the receipt of notice pursuant to Section 9.2(a) above, the Non-Breaching Party shall be entitled to terminate this Agreement on written notice to the Breaching Party and without prejudice to any of its other rights conferred on it by this Agreement; provided that if a Material Breach cannot reasonably be cured within such sixty (60)-day period and the Breaching Party promptly delivers a plan to cure such Material Breach (reasonably acceptable to the Non-Breaching Party) and cures such Material Breach up to a maximum cure period of one hundred twenty (120) days from the date of initial notice; further provided, however, that if the Breaching Party disputes the existence of a Material Breach, the matter shall be submitted for resolution in accordance with Section 10.11, and the Breaching Party shall not have the right to terminate this Agreement unless and until a final decision of Material Breach is rendered under Section 10.11 and the Breaching Party fails to cure such Material Breach within sixty (60) days thereafter.

9.3          Termination for Failure to Develop a Licensed Product. If Century fails to develop a Licensed Product within four (4) years of successful completion of the first proof of concept clinical trial for such Licensed Product in the U.S. or E.U., CDI shall have the right to terminate this Agreement pursuant to the terms of this Section 9.3. Notwithstanding the foregoing CDI may extend such four year term if Century demonstrates based on reasonable evidence that Century or its Affiliates or their Sublicensees have been diligently pursuing the development of a Licensed Product following the successful completion of the first proof of concept clinical trial for such Licensed Product in the U.S. or E.U and will complete the development of a Licensed Product within a year from the expiry of the four (4) year term following the successful completion of the first proof of concept clinical trial for such Licensed Product in the US or EU.

9.4          Termination for Cause concerning Reprogramming License. In the event that (i) the Reprogramming License Agreement expires or terminates for any reason or (ii) WARF

License expires or terminates for any reason, CDI shall be entitled to terminate this Agreement with an immediate effect upon a written notice to Century.

9.5          Termination for Bankruptcy. To the extent allowed under applicable Law, either Party shall have the right to terminate this Agreement in the event that the other Party admits its inability to pay its debts generally as they become due or in the event of the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against the other Party (other than pursuant to a corporate restructuring), or the appointment of a receiver or similar agent by a court of competent jurisdiction, that is not dismissed or otherwise disposed of within sixty (60) days thereafter and/or the administrator of the bankruptcy estate or the Party under in-court restructuring has not, within five (5) days after the receipt of an inquiry from the other Party, confirmed that the bankruptcy estate or the Party under in-court restructuring will adopt this Agreement.

9.6          Termination for Convenience. Century may terminate this Agreement, at any time and for any reason or no reason, in its entirety or on an indication-by-indication basis, a Licensed Product-by-Licensed Product basis (to exclude such product from the Field) or country-by-country basis (to eliminate such country from the Territory), by providing ninety (90) days’ prior written notice to CDI. The termination shall become effective at the end of the ninety (90) day period. The indication in respect of which Century terminates this Agreement is called the Abandoned Indication.

9.7          Effects of Termination.

(a)          Generally. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination. Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination. In the event of any early termination of this Agreement, the Parties will work together in good faith to determine and implement reasonable wind-down procedures with respect to relevant Licensed Product-related activities ongoing at the time of such termination, which shall include continuation of the licenses granted to Century hereunder (and subject to the continuing terms and conditions of this Agreement) to permit Century and its Affiliates and Sublicensees to continue and complete any ongoing clinical trials of Licensed Products and to make or have made such Licensed Products as necessary to continue and complete such clinical trials; provided, however, in that the event such termination is by CDI pursuant to Section 9.2, such activities shall be limited to those necessary for Century to comply with regulatory obligations, or medical or ethical obligations to patients consistent with industry standards.

(b)         Return or Destruction of Confidential Information. Upon the expiration or termination of this Agreement, each Party shall promptly return or destroy all of such other Party’s Confidential Information that relates to a Licensed Products or that was provided by or on behalf of such other Party hereunder that is in the possession or control of such Party (or any of its Affiliates), except that such Party will have the right maintain one (1) copy of intangible Confidential Information of such other Party for legal and archival purposes.

(c)          Product Reversion. Subject to Section 2.5(b), upon termination of this Agreement, Century shall negotiate in good faith with CDI for a period not to exceed sixty (60) days from the effective date of termination the terms and conditions of an agreement under which Century will transfer the development, manufacture and Commercialization of the Licensed Products to CDI, including a license under any Regulatory Documentation, Know-How and Patent Rights developed or used by Century in the development, manufacture and Commercialization of the Licensed Products within the Field in the Territory. If the Parties fail to agree on such terms and conditions and execute such an agreement within such sixty (60)-day period, then Century shall have no obligations to transfer any such items or grant a license under any such Regulatory Documentation, Know-How or Patent Rights.

9.8          Survival. The following provisions shall survive the expiration or termination of this Agreement: Article 1 (Definitions) (to the extent necessary to give effect to other surviving provisions), Article 5 (Intellectual Property), Article 6 (Confidentiality), Article 8 (Indemnification; Insurance; and Limitation on Damages) (other than Section 8.4 (Insurance)) and Article 10 (Miscellaneous Provisions), and Sections 2.5(b) (Sublicensing), 9.7 (Effects of Termination) and this Section 9.8 (Survival).

ARTICLE 10
Miscellaneous Provisions

10.1        Governing Law; Language. This Agreement and all disputes arising out of or related to this Agreement shall be construed and the respective rights of the Parties determined in accordance with the laws of the State of Wisconsin, U.S.A., excluding application of any conflict of laws. This Agreement and all communications related to it, or to any dispute or controversy arising out of it, shall be conducted in English.

10.2        Notice. Any notices required or permitted by this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed electronic mail or registered or certified mail, postage prepaid, return receipt requested, to the following address of the Parties:

If to CDI:

FUJIFILM Cellular Dynamics, Inc.

525 Science Drive, Madison, WI 53711

Attention: Chief Technology Officer

Email: fcdi-licensing@cellulardynamics.com

With a copy to:

FUJIFILM Cellular Dynamics, Inc.

525 Science Drive, Madison, WI 53711

Attention: General Counsel

If to Century:

Century Therapeutics, Inc.

54 West 21st Street, Suite 408, New York, NY 10010

Attention: Chief Executive Officer

Email: lalo@centurytherapeutics.com

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Mitchell S. Bloom, Esq.

Email: mbloom@goodwinlaw.com

All notices under this Agreement shall be deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section 10.2.

10.3         Assignment. Neither Party may, without the consent of the other Party, assign or transfer any of its rights and obligations hereunder; provided that each Party may assign this Agreement, in its entirety, without the consent of the other Party, (a) in connection with a sale or transfer of all or substantially all of the business and assets of each Party to which this Agreement relates, including by way of merger, consolidation, transfer, or sale of assets related to this Agreement or (b) to an Affiliate or in connection with a reorganization, provided, further that in each case each Party shall ensure that upon any assignment or transfer under this Section 10.3 the assignee or transferee or an Affiliate, as the case may be, agrees in writing, in form and substance reasonably satisfactory to the other Party, to perform and comply with all obligations of such Party under, and to be bound by the terms and conditions of, this Agreement as if such assignee or transferee or an Affiliate were a direct party to this Agreement. Any assignment in circumvention of the foregoing shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. For clarity, if Century is involved in a change of control with a Third Party, then: (a) the Patent Rights and Know-How controlled by such Third Party (or any Affiliate thereof, excluding Century as a result of such transaction) existing as of the date of closing of such change of control (if such Third Party becomes the assignee of this Agreement); or (b) the Patent Rights and Know-How controlled by such Third Party (if such Third Party remains an Affiliate of Century), in each case, will be excluded from the definition of Century Know-How and Century Patent Rights, unless Century or its Third Party acquirer actually uses or applies any such Patent Rights or Know-How to Exploit any Licensed Product (which such Patent Rights or Know-How will be Century Patent Rights or Century Know-How, as applicable, for purposes of this Agreement).

10.4         Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements or understandings between the Parties relating to its subject matter.

10.5         Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice”, “consent”, or “approval” and references to other written communications contemplated under this Agreement shall mean notice, consent, approval or communication in writing (whether or not specifically stated); (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) the word “law” (or “laws”) when used herein means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity, together with any then-current modification, amendment and re-enactment thereof, and any legislative provision substituted therefor. The Parties and their respective counsel have had an opportunity to fully negotiate this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement shall be used in the interpretation or construction of this Agreement.

10.6         Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by an authorized representative of both Parties. Any waiver of any right or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any right or fail to act in any other instance, whether or not similar.

10.7         Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the invalid or unenforceable provision and this Agreement shall be automatically amended to reflect such mutually agreed provision.

10.8         Use of Name. Neither Party shall use the other Party’s name (except in connection with disclosures permitted under Article 6) or logo without the other Party’s express prior written consent, which consent may be granted in the context of the Parties mutually approving a press release or other public disclosure related to this Agreement.

10.9         Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

10.10       Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses Commercially Reasonable Best Efforts for a company of its size and resources to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

10.11       Dispute Resolution

(a)          Escalation. If any dispute arises out of or relates to this Agreement, the Parties agree to first seek to resolve such dispute by referring such dispute to the respective Chief Executive Officers of each Party for resolution. Such referral shall take place within thirty (30) days after a written request by either Party to the other Party that resolution by the Chief Executive Officers be attempted. If, within sixty (60) days following the dispute being referred to the Chief Executive Officers of the Parties, the Chief Executive Officers of the Parties have not resolved the dispute, and a Party wishes to pursue the matter, such Party may initiate binding arbitration in accordance with Section 10.11(b).

(b)          Alternative Dispute Resolution. Any dispute arising out of or relating to this Agreement that has not been resolved pursuant to Section 10.11(a) shall be shall be finally settled, in Tokyo in the event Century is a claimant and in New York in the event CDI is a claimant, under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The arbitral tribunal shall consist of three arbitrators, one nominated by the claimant in the request for arbitration, the second nominated by the respondent within thirty (30) days of receipt of the request for arbitration, and the third, who shall act as presiding arbitrator, nominated by the two party appointed arbitrators within twenty (20) days of the nomination of the second arbitrator. If any arbitrators are not nominated within these time periods, the ICC the International Court of Arbitration shall, upon the request of any Party, make the appointment(s).

(c)          No Limitation. Nothing in this Section 10.11 shall be construed as limiting in any way the right of a Party to seek a preliminary injunction or other provisional relief with respect to any actual or threatened breach of this Agreement or to bring an action in aid of arbitration. Should any Party seek an injunction or other equitable relief, or bring an action in aid of arbitration, then for purposes of determining whether to grant such injunction or other equitable relief, or whether to issue any order in aid of arbitration, the dispute underlying the request for such injunction or other equitable relief, or action in aid of arbitration, may be heard by the court in which such action or proceeding is brought.

10.12      No Third Party Beneficiaries. No Person other than Century, CDI and their respective Affiliates, successors and permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

10.13      Independent Contractors. It is expressly agreed that Century and CDI shall be independent contractors and that the relationship between Century and CDI shall not constitute a partnership, joint venture or agency. Neither Century nor CDI shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of such other Party.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

FUJIFILM CELLULAR DYNAMICS, INC		CENTURY THERAPEUTICS, INC.

By:	/s/ Seimi Satahe	By:	/s/ Osvaldo Flores
Name:	Seimi Satahe	Name:	Osvaldo Flores
Title:	CEO	Title:	Chief Executive Officer

Schedule 3.7(a)

Prohibited Third Party Manufacturers

[***]

Exhibit A

Licensed Know-How

[***]

H-1

Exhibit B

Licensed Patent Rights

[***]

Exhibit D

Press Release

[***]